UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2009

MENDOCINO BREWING COMPANY, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)
0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California 95482
(Address of principal executive offices) (Zip Code)

(707) 463-2627
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2009, Mendocino Brewing Company, Inc., a California corporation (the "Company") and MicroStar Keg Management, LLC, a Delaware limited liability company ("MicroStar") entered into a Keg Management Agreement (the "Agreement") pursuant to which MicroStar granted the Company a license to use kegs owned by MicroStar and will provide the Company with logistical management services related to the use of the kegs, effective September 1, 2009.

Under the Agreement, MicroStar shall act as the exclusive supplier of half-barrel and one-sixth barrel kegs for the packaging, transport and sale of beer and hard cider draft products for the Company for a period of five (5) years commencing September 1, 2009 (the "Term").  In case of a change of control of the Company during the Term, MicroStar shall have an option to terminate the Agreement by providing the Company with written notice within 45 days following the effective date of the change of control.  If the Agreement is terminated for any reason prior to the end of the Term, MicroStar shall have an option to require the Company to purchase four (4) times the average quantity of MicroStar kegs delivered to the Company during the six month period preceding the effective date of the termination of the Agreement.  Under the terms of the Agreement, the Company retains the risk of loss of the kegs covered by the Agreement.  In addition, the Agreement contains indemnification provisions pursuant to which the Company will indemnify and hold harmless MicroStar against liabilities, damages, judgments, awards, fines, costs and expenses (including attorneys' fees).

The Company and MicroStar were previously parties to a prior keg management agreement, dated February 21, 1997, which had an initial expiration date of October 1, 2002 but which was extended by the parties several times until August 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: October 16, 2009	By:	/s/ N.Mahadevan
N. Mahadevan, Secretary and
Chief Financial Officer